January 7, 1999


To the Holder of the Series C Senior Convertible Preferred Stock of NaPro BioTherapeutics, Inc.

Gentlemen:

         Reference is made to (i) the Subscription Agreement (the "Subscription Agreement") dated as of December 8, 1997 by and between NaPro BioTherapeutics, Inc., a Delaware corporation (the "Company" or the "Corporation"), and Advantage Fund II, Ltd. (the "Holder"); (ii) the Certificate of Designations of Series C Senior Convertible Preferred Stock (the "Certificate"); (iii) the Amendment Agreement dated January 28, 1998 by and between the Company and the Holder (the "January Amendment"); and (iv) the Letter Agreement dated March 31, 1998 by and between the Company and the Holder (the "March Amendment"). Capitalized terms used herein and not defined shall have the meanings assigned to them in the Subscription Agreement and the Certificate, as modified by the January and March Amendments.

         The Holder and the Company agree as follows:

         1. Section 1(c) of the Certificate is hereby deemed amended by adding the following definitions in the appropriate alphabetical order:

                  "Final Redemption Amount" shall mean a number of shares of Series C Preferred Stock equal to 820,600 less the aggregate number of shares of Series C Preferred Stock that have been redeemed on any Middle Redemption Date (together with accrued and unpaid dividends and Arrearage Interest, if any, on the shares of Series C Preferred Stock included in the Final Redemption Amount to the date of determination).

                  "Final Redemption Date" means the date that is five Business Days after the date the Corporation gives a Redemption Notice to redeem shares of Series C Preferred Stock pursuant to Section 9(a)(6).

                  "Final Redemption Notice Period" means the period that begins on August 1, 1999 and ends on August 7, 1999.

                  "Initial Redemption Amount" shall mean a number of shares of Series C Preferred Stock equal to 3,282,400 less the sum of (x) the aggregate number of shares of Series C Preferred Stock that are converted by the holders of shares of Series C Preferred Stock or for which the holders of shares of Series C Preferred Stock give Conversion Notices on or after January 1, 1999 and prior to the date the Corporation gives the related Redemption Notice to redeem shares of Series C Preferred Stock

                                      4.2-1

Holder of the Series C  Convertible  Preferred  Stock of NaPro  BioTherapeutics,
  Inc.
January 7, 1999
Page 2


         pursuant to Section 9(a)(1) plus (y) the aggregate number of shares of Series C Preferred Stock that have been redeemed or called for redemption on or after January 1, 1999 and prior to the date the Company gives the Redemption Notice to redeem shares of Series C Preferred Stock pursuant to Section 9(a)(1) (together with accrued and unpaid dividends and Arrearage Interest, if any, on the shares of Series C Preferred Stock included in the Initial Redemption Amount to the date of determination).

                  "Initial Redemption Date" means the date that is five Business Days after the date the Corporation gives a Redemption Notice to redeem shares of Series C Preferred Stock pursuant to Section 9(a)(1).

                  "Initial Redemption Notice Period" means the period that begins on January 1, 1999 and ends on March 31, 1999.

                  "Middle Redemption Amount" shall mean a number of shares of Series C Preferred Stock equal to 2,051,500 less the sum of (x) the aggregate number of shares of Series C Preferred Stock that are converted by the holders of shares of Series C Preferred Stock or for which the holders of shares of Series C Preferred Stock give Conversion Notices on or after January 1, 1999 and prior to March 31, 1999 plus
         (y) the aggregate number of shares of Series C Preferred Stock that have been redeemed or called for redemption on or after January 1, 1999 and prior to the date the Company gives the Redemption Notice to redeem shares of Series C Preferred Stock pursuant to Section 9(a)(5) (together with accrued and unpaid dividends and Arrearage Interest, if any, on the shares of Series C Preferred Stock included in the Middle Redemption Amount to the date of determination).

                  "Middle Redemption Date" means the date that is five Business Days after the date the Corporation gives a Redemption Notice to redeem shares of Series C Preferred Stock pursuant to Section 9(a)(5).

                  "Middle Redemption Notice Period" means the period that begins on April 1, 1999 and ends on June 30, 1999.

         2. The definition of the term Subsequent Redemption Date in Section (g) of the January Amendment is hereby amended and restated to read as follows:

          "Subsequent Redemption Date" means each Final Redemption Date, Initial Redemption Date and Middle Redemption Date.


                                      4.2-2

Holder of the Series C  Convertible  Preferred  Stock of NaPro  BioTherapeutics,
  Inc.
January 7, 1999
Page 3


         3. The Company and the Holder agree that they will not enforce their rights under the first two sentences of Section 9(a)(1) of the Certificate and will instead have the rights and obligations set forth below as if the first two sentences of Section 9(a)(1) of the Certificate had been amended to read as follows:

                  (1) The following provisions shall apply to redemptions pursuant to Redemption Notices given during the Initial Redemption Notice Period. So long as (w) the Corporation shall be in compliance in all material respects with its obligations to the holders of the Series C Preferred Stock (including its obligations under the Subscription Agreement and the provisions of this Certificate of Designations), (x) the Registration Statement shall be effective on the date the Corporation gives any such Redemption Notice and on the applicable Initial Redemption Date, (y) on the date the Corporation gives such Redemption Notice and on the applicable Initial Redemption Date no Optional Redemption Event shall have occurred with respect to which any holder of shares of Series C Preferred Stock shall be entitled at such time to exercise optional redemption rights under Section 11 or the Corporation shall have failed to pay the Optional Redemption Price of any shares of Series C Preferred Stock as to which any holder has exercised such optional redemption rights and (z) on the date the Corporation gives such Redemption Notice and on the applicable Initial Redemption Date, the Corporation has Cash and Cash Equivalent Balances (excluding investment securities) that are sufficient, after taking into account the Corporation's cash requirements during the period from the date such Redemption Notice is given to the Initial Redemption Date, to pay the Redemption Price of the shares of Series C Preferred Stock to be redeemed, the Corporation shall have the right by a Redemption Notice given during the Initial Redemption Notice Period to redeem all or from time to time any part (as specified in the applicable Redemption Notice) of the outstanding shares of Series C Preferred Stock pursuant to this Section 9(a)(1) up to the Initial Redemption Amount (or such lesser number of shares of Series C Preferred Stock as shall be outstanding at such time) at the Redemption Price. Any such redemption pursuant to this Section 9(a)(1) shall otherwise be made in accordance with paragraphs (2), (3) and (4) of this Section 9(a), except that the Redemption Notice for a redemption pursuant to this Section 9(a)(1) may be given only on a date during the Initial Redemption Notice Period.

         4. Section (e) of the January Amendment, which deemed Section 9(a)(2) of the Certificate, to be amended is hereby amended by substituting a new deemed amendment of Section 9(a)(2) of the Certificate, which reads as follows:

                  (2) The Corporation shall not be entitled to give a Redemption Notice or to redeem any shares of Series C Preferred Stock with respect to which a holder has

                                      4.2-3

Holder of the Series C  Convertible  Preferred  Stock of NaPro  BioTherapeutics,
  Inc.
January 7, 1999
Page 4


         given a Conversion Notice. If the Corporation gives a Redemption Notice in accordance with this Section 9(a), the holders of shares of Series C Preferred Stock shall not be entitled to convert in accordance with
         Section 10 the shares of Series C Preferred Stock that are to be redeemed in accordance with such Redemption Notice; provided, however, that if the Corporation defaults in payment when due of the Redemption Price for such redemption, the holders shall thereafter be entitled to convert any or all shares of Series C Preferred Stock from time to time.

         5. Section 9(a) of the Certificate is hereby deemed amended by adding an additional paragraph (5) to read as follows:

                  (5)  The  following  provisions  shall  apply  to  redemptions pursuant to Redemption Notices given during the Middle Redemption Notice Period. So long as (w) the Corporation shall be in compliance in all material respects with its obligations to the holders of the Series C Preferred Stock (including its obligations under the Subscription Agreement and the provisions of this Certificate of Designations), (x) the Registration Statement shall be effective on the date the Corporation gives any such Redemption Notice and on the applicable Middle Redemption Date, (y) on the date the Corporation gives such Redemption Notice and on the applicable Middle Redemption Date no Optional Redemption Event shall have occurred with respect to which any holder of shares of Series C Preferred Stock shall be entitled at such time to exercise optional redemption rights under Section 11 or the Corporation shall have failed to pay the Optional Redemption Price of any shares of Series C Preferred Stock as to which any holder has exercised such optional redemption rights and (z) on the date the Corporation gives such Redemption Notice and on the applicable Middle Redemption Date, the Corporation has Cash and Cash Equivalent Balances (excluding investment securities) that are sufficient, after taking into account the Corporation's cash requirements during the period from the date such Redemption Notice is given to the applicable Middle Redemption Date, to pay the Redemption Price of the shares of Series C Preferred Stock to be redeemed, the Corporation shall have the right by a Redemption Notice given during the Middle Redemption Notice Period to redeem all or from time to time any part (as specified in the applicable Redemption Notice) of the outstanding shares of Series C Preferred Stock pursuant to this Section 9(a)(5) up to the Middle Redemption Amount (or such lesser number of shares of Series C Preferred Stock as shall be outstanding at such time) at the Redemption Price. Any such redemption pursuant to this Section 9(a)(5) shall otherwise be made in accordance with the last sentence of paragraph (1) and with paragraphs (2), (3) and (4) of this Section 9(a), except that the Redemption Notice for a redemption pursuant to this Section 9(a)(5) may be given only on a date during the Middle Redemption Notice Period.

                                      4.2-4

Holder of the Series C  Convertible  Preferred  Stock of NaPro  BioTherapeutics,
  Inc.
January 7, 1999
Page 5


         6. Section 9(a) of the Certificate is hereby deemed amended by adding an additional paragraph (6) to read as follows:

                  (6) The following provisions shall apply to a redemption pursuant to a Redemption Notice given during the Final Redemption Notice Period. So long as (w) the Corporation shall be in compliance in all material respects with its obligations to the holders of the Series C Preferred Stock (including its obligations under the Subscription Agreement and the provisions of this Certificate of Designations), (x) the Registration Statement shall be effective on the date the Corporation gives the Redemption Notice and on the Final Redemption Date, (y) on the date the Corporation gives the Redemption Notice and on the Final Redemption Date no Optional Redemption Event shall have occurred with respect to which any holder of shares of Series C Preferred Stock shall be entitled at such time to exercise optional redemption rights under Section 11 or the Corporation shall have failed to pay the Optional Redemption Price of any shares of Series C Preferred Stock as to which any holder has exercised such optional redemption rights and (z) on the date the Corporation gives the Redemption Notice and on the Final Redemption Date, the Corporation has Cash and Cash Equivalent Balances (excluding investment securities) that are sufficient, after taking into account the Corporation's cash requirements during the period from the date the Redemption Notice is given to the Final Redemption Date, to pay the Redemption Price of the shares of Series C Preferred Stock to be redeemed, the Corporation shall have the right to redeem on one occasion only all or any part (as specified in such Redemption Notice) of the outstanding shares of Series C Preferred Stock pursuant to this Section 9(a)(6) up to the Final Redemption Amount (or such lesser number of shares of Series C Preferred Stock as shall be outstanding at such time) at the Redemption Price. Any such redemption pursuant to this Section 9(a)(6) shall otherwise be made in accordance with the last sentence of paragraph (1) and with paragraphs (2), (3) and (4) of this Section 9(a), except that the Redemption Notice for a redemption pursuant to this Section 9(a)(6) may be given only on a date during the Final Redemption Notice Period.

         7. Section (c)(2) of the January Amendment, which provided that Section 10 of the Certificate was deemed have a new Section 10(c), is hereby amended by adding a new paragraph (iv) to such Section 10(c) to read as follows:

                  (iv) Notwithstanding any other provision herein, during the period beginning on January 1, 1999 and ending on March 31, 1999, a holder of shares of Series C Preferred Stock shall not be entitled to convert shares of Series C Preferred Stock at a Conversion Price that is less than $4.00 if such conversion would result in the aggregate number of shares of Common Stock issued hereunder (whether through

                                      4.2-5

Holder of the Series C  Convertible  Preferred  Stock of NaPro  BioTherapeutics,
  Inc.
January 7, 1999
Page 6


         conversion or in payment of dividends or otherwise) at a Conversion Price (or Computed Price, in the case of shares issued as dividends) of less than $4.00 during the calendar month of the proposed conversion for which the determination under this paragraph (iv) is being made exceeding 150,000 shares of Common Stock. The Conversion Price set forth in this Section 10(c)(vi) shall be subject to adjustment on the same basis set forth in the parenthetical phrase in clause (1) of the definition of the term Conversion Price (as in effect prior to the January Amendment) for any such events that occur on or after December 31, 1998.

         8. For redemptions occurring on or after January 1, 1999, the definition of "Subsequent Redemption Price" in the January Amendment is hereby amended by deleting "110%" in clause (a)(ii) thereof and replacing it with "140%."

         9. The Company represents and warrants to, and covenants and agrees with, the Holder that:

                  (a) This Agreement has been duly and validly authorized, executed and delivered by the Company and, when duly executed and delivered by the Holders, will be the legal, valid and binding obligation of the Company enforceable in accordance with its terms; and the January Amendment, and the terms of the shares of Series C Preferred Stock, as deemed amended thereby and by this Agreement, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

                  (b) The execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated by this Agreement and the performance by the Company of its obligations under the January Amendment and the terms of the shares of Series C Preferred Stock, as deemed amended thereby and hereby, do not and will not, with or without the giving of notice or the passage of time, or both, (i) result in any violation of any term of the certificate of incorporation or by-laws of the Company, (ii) conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, or result in the modification of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries, any of their respective properties or assets are bound or affected that conflict, breach, default, modification, lien, security interest, charge or encumbrance would have a material adverse effect on the business, properties, operations, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, or the transactions contemplated by this Agreement or the authority or ability of the Company to perform its obligations under this Agreement, the January Amendment or the terms of the shares of Series C Preferred Stock, as deemed amended thereby and hereby, or (iii) violate or

                                      4.2-6

Holder of the Series C  Convertible  Preferred  Stock of NaPro  BioTherapeutics,
  Inc.
January 7, 1999
Page 7


contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any court, United States federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets, which violation or contravention would have a material adverse effect on the business, properties, operations, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, or the transactions contemplated by this Agreement or the authority or ability of the Company to perform its obligations under the January Amendment or the terms of the Series C Preferred Stock, as deemed amended thereby and hereby.

                  (c) No authorization, approval or consent of, or filing with, any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market of the stockholders of the Company is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or the performance by the Company of its obligations under the January Amendment or the terms of the Series C Preferred Stock, as deemed amended thereby and hereby.

                  (d) There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body presently pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries wherein an unfavorable decision, ruling or finding could have a material adverse effect on the transactions contemplated by this Agreement or that could adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under this Agreement, the January Amendment or the terms of the Series C Preferred Stock, as deemed amended thereby and hereby.

                  (e) The Common Stock is listed for trading on the Nasdaq National Market ("Nasdaq") and (i) the Company and the Common Stock meet the criteria for continued listing and trading on Nasdaq, (ii) the Company has not been notified since January 1, 1995 by The Nasdaq Stock Market, Inc. of any failure or potential failure to meet the criteria for continued listing and trading on Nasdaq and (iii) no suspension of trading in the Common Stock is in effect. The Company knows of no reason why the shares of Common Stock issuable upon conversion of the Preferred Stock will not be eligible for listing on Nasdaq.

         10. So long as the Company is in compliance in all material respects with its obligations to the Holder, the Holder shall cooperate with the Company, to the extent reasonable and practicable, in effecting resales of shares of Common Stock acquired upon conversion or exchange of such Holder's shares of Series C Preferred Stock in block sales to institutional investors identified to the Holder from time to time by the Company; provided, however, that nothing herein shall require the Holder to sell any such shares of Common Stock other than at such time, in such amounts, at such price and on such terms as determined by such Holder in its sole discretion.


                                      4.2-7

Holder of the Series C  Convertible  Preferred  Stock of NaPro  BioTherapeutics,
  Inc.
January 7, 1999
Page 8


         11. The provisions of paragraph (c) of the January Amendment (as such provisions are modified by this Agreement) shall also be applicable to all amendments of the Certificate deemed to be made by this Agreement and any reference to conversion rights in such deemed amendments of the Certificate shall also refer to the exchange rights provided in paragraph (c) of the January Amendment (as modified by this Agreement).

         12. Within five business days of the date hereof, the Company shall file a Current Report on Form 8-K describing the terms of this letter agreement.

         13. Except as specifically amended or deemed amended hereby, the Subscription Agreement and the terms of the shares of Series C Preferred Stock shall remain in full force and effect and the Company hereby confirms to the Holder that the Subscription Agreements and the terms of the shares of Series C Preferred Stock, as deemed amended by the January Amendment and this Agreement, remain binding obligations of the Company that are not at the time of execution and delivery of this Agreement subject to any defense, offset, counterclaim or other claim by the Company of invalidity or unenforceability.

         If the foregoing correctly sets forth our agreement, please so indicate by signing the appropriate line below, whereupon this letter shall constitute a binding agreement between the Company and the Holder under the laws of the State of New York.



                           NAPRO BIOTHERAPEUTICS, INC.



                           By: \s\ Gordon H. Link, Jr.
                               Gordon H. Link, Jr.
                               Chief Financial Officer


Agreed and accepted:

ADVANTAGE FUND II, LTD.



By: /s/
Name: InterCaribbean Services Limited
Title: Secretary


                                      4.2-8